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Exhibit 3.1


                              ARTICLES OF AMENDMENT

                                       OF

                           COLUMBIA SPORTSWEAR COMPANY

Pursuant to ORS 60.447, Columbia Sportswear Company (the "Corporation") adopts the following Articles of Amendment to its Third Restated Articles of
Incorporation:

        1.     The name of the corporation is Columbia Sportswear Company.

        2. Article II, Section A of the Third Restated Articles of Incorporation is replaced in its entirety as follows:

               "The Corporation is authorized to issue shares of two classes of stock: 125,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock."

        3. The Amendment to the Third Restated Articles of Incorporation was approved by the Board of Directors effective January 25, 2002.

        4. The Amendment to the Third Restated Articles of Incorporation was approved by the holders of Common Stock at the Corporation's annual meeting of shareholders on May 16, 2002.

        5. As of April 2, 2002, there were 39,327,739 shares of Common Stock outstanding and entitled to vote. There were 35,582,486 shares of Common Stock voted in favor of the amendment, 1,712,506 shares of Common Stock voted against the amendment and 10,328 shares of Common Stock abstained from voting on the amendment.

Dated: June 17, 2002.

                             COLUMBIA SPORTSWEAR COMPANY


                             By: _______________________________________________
                                   Carl K. Davis
                                   Vice President and General Counsel, Secretary